EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Sherief Bakr
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com
Gartner Reports Financial Results for Second Quarter 2017
Total Contract Value up 15% YoY FX Neutral
Second Quarter Revenue up 15% YOY FX Neutral Excluding CEB Acquisition
STAMFORD, Conn., August 8, 2017 — Gartner, Inc. (NYSE: IT), the world's leading research and advisory company, today reported results for second quarter 2017. Gartner also provided a revised financial outlook for full year 2017 and announced an update to its reporting segments as a result of its recently completed CEB Inc. ("CEB") acquisition.
Acquisition of CEB and Changes In Reportable Segments

On April 5, 2017, Gartner completed its previously announced acquisition of CEB. Our consolidated operating results below for the three and six months ended June 30, 2017 include the results of CEB beginning on the acquisition date. The Company provides commentary below regarding the impact of CEB for the three and six months ended June 30, 2017. In addition, the Company has provided a slide presentation with supplemental information which is available as Exhibit 99.2 to the Company's Current Report on Form 8-K furnished to the SEC on August 8, 2017 and on the Company's website. References to "traditional Gartner" operating results and business measurements below refer to Gartner excluding CEB. References to "CEB" below refer to the operating results and business measurements of CEB subsequent to the acquisition.

With the CEB acquisition, Gartner is reporting four business segments reflecting the Company’s enlarged scale and breadth of advisory services. The Company’s reportable segments are as follows:

•
Research - includes our previous Gartner Research segment as well as the results of CEB’s core subscription-based best practice and decision support research activities. In addition, Research now includes our Strategic Advisory Services ("SAS") business, which was previously included in the Consulting segment.

•	Consulting - includes our previous Gartner Consulting segment except, as noted above, the results of our SAS business are now included in the Research segment.

•	Events - includes the results of our previous Gartner Events segment and the results of CEB’s former Evanta business and destination event activities.

•
Talent Assessment & Other - this is a new segment for Gartner and it includes CEB's previously disclosed Talent Assessment business as well as certain CEB non-subscription based talent products and services.

Consolidated Results Highlights
For second quarter 2017, total revenue was $843.7 million, an increase of $233.7 million, or 38% over second quarter 2016 as reported and up 40% on a foreign exchange neutral basis. Traditional Gartner revenue increased 13% on a reported basis and 15% on a foreign exchange neutral basis. Adjusted revenue was $935.3 million in second quarter 2017. Net (loss) was $(92.3) million in second quarter 2017, while Adjusted EBITDA was $185.0 million. GAAP diluted (loss) earnings per share was $(1.03) in second quarter 2017 compared to $0.62 in second quarter 2016. Adjusted

EPS was $0.88 per share in second quarter 2017 compared to $0.75 in second quarter 2016. (See “Non-GAAP Financial Measures” below for definitions of our Non-GAAP measures). For second quarter 2016, both the previously reported GAAP diluted earnings per share and Adjusted EPS have increased due to the Company's early adoption of FASB Accounting Standards Update (ASU) No. 2016-09 in 2016 (see below for additional explanation).
For the six months ended June 30, 2017, total revenue was approximately $1.5 billion, an increase of $301.6 million compared to the same period in 2016, or 26% as reported and 27% on a foreign exchange neutral basis. Traditional Gartner revenue increased 13% as reported and 14% adjusted for the foreign exchange impact. Net (loss) was $(55.8) million in the 2017 period while Adjusted EBITDA was $291.1 million. GAAP diluted (loss) earnings per share was $(0.65) per share and $1.15 per share for the six months ended June 30, 2017 and 2016, respectively. Adjusted EPS was $1.49 per share in the 2017 period compared to $1.42 per share in the 2016 period. Both the previously reported GAAP diluted earnings per share and Adjusted EPS for 2016 have increased due to the adoption of ASU No. 2016-09.

Gene Hall, Gartner’s chief executive officer, commented, “Gartner delivered another quarter of double-digit growth in the second quarter of 2017. The integration of Gartner and CEB is going extraordinarily well and gives us a quantum leap in capability. In our first 120 days, we’ve integrated our organizations, launched new products, introduced new commercial terms, and accelerated sales force hiring. And we’re not slowing down. Our outlook for long term growth remains incredibly strong.”

Business Segment Highlights
Research
Revenue for second quarter 2017 was $613.7 million, up 34% compared to second quarter 2016 on a reported basis and 33% on a foreign exchange neutral basis. The gross contribution margin was 65% and 70% in second quarter 2017 and 2016, respectively. Adjusting for the deferred revenue fair value adjustment related to CEB, the gross contribution margin was 68% in second quarter 2017. Traditional Gartner revenue increased 15% on a reported basis in second quarter 2017 and 16% on a foreign exchange neutral basis compared to second quarter 2016.
Traditional Gartner total contract value was approximately $2.0 billion at June 30, 2017, an increase of 14% on a reported basis and 15% on a foreign exchange neutral basis compared to June 30, 2016. CEB contract value was $578.0 million at June 30, 2017. Traditional Gartner client retention was 83% in both second quarter 2017 and 2016, while wallet retention was 105% in second quarter 2017 and 104% in second quarter 2016. CEB wallet retention was 94% and 93% in second quarter 2017 and 2016, respectively.
Consulting
Revenue for second quarter 2017 was $91.7 million compared to $86.5 million for second quarter 2016, an increase of 6% on a reported basis and 8% on a foreign exchange neutral basis. The gross contribution margin was 34% and 33% in second quarter 2017 and 2016, respectively. Second quarter 2017 utilization was 65% compared to 69% in second quarter 2016. As of June 30, 2017, billable headcount was 667 compared to 626 at June 30, 2016. Backlog was $91.0 million at June 30, 2017 compared to $93.3 million at June 30, 2016.
Events
Revenue for second quarter 2017 was $91.2 million compared to $66.8 million in the second quarter 2016, an increase of $24.4 million, or 37% on both a reported and foreign exchange neutral basis. Traditional Gartner revenue increased 13% on both a reported basis and foreign exchange neutral basis in second quarter 2017 compared to second quarter 2016. Gross contribution margin was 55% in second quarter 2017 compared to 54% in the prior year quarter. The Company held a total of 26 events in the second quarter of 2017, with the Gartner traditional events business holding 25 events with 18,064 attendees in second quarter 2017 compared to 25 events with 15,451 attendees in second quarter 2016. CEB held 1 event with 475 attendees in second quarter 2017.
Talent Assessment & Other
The Talent Assessment & Other segment is a new reporting segment for the Company resulting from the CEB acquisition. Revenue for second quarter 2017 was $47.1 million while gross contribution margin was 37%.

Gartner, Inc.	page 2

Cash Flow and Balance Sheet Highlights
The Company generated $82.7 million of cash from operating activities in the six months ended June 30, 2017 compared to cash generated of $161.8 million in the same period in 2016. Free Cash Flow was $106.2 million in the six months ended June 30, 2017 compared to $148.3 million in same period in 2016 (See “Non-GAAP Financial Measures” below for the definition of Free Cash Flow). During the six months ended June 30, 2017, the Company used $2.6 billion (net) in cash for acquisitions, $33.8 million to repurchase its common shares, $41.6 million for capital expenditures, and $65.1 million for acquisition and integration payments. The Company had $589.3 million of cash and cash equivalents and $675.0 million of additional borrowing capacity under its revolving credit facility as of June 30, 2017.

Impact of the Adoption of FASB ASU No. 2016-09 on our Previously Reported 2016 Numbers

In the third quarter of 2016, the Company early adopted Financial Accounting Standards Board Update 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU No. 2016-09"), which changed the accounting for stock-based compensation awards. The accounting changes required by ASU No. 2016-09 were applied to the beginning of the Company's 2016 fiscal year, and as a result certain previously reported financial results for the three and six months ended June 30, 2016 have changed. Net income increased $3.7 million and $8.5 million for the three and six months ended June 30, 2016, respectively. GAAP basic and diluted earnings per share increased by $0.05 and $0.10 for the three and six months ended June 30, 2016, respectively. In addition, our previously reported operating cash flow for the six months June 30, 2016 increased by $8.5 million. Note 1 in the Notes to the Financial Statements in the Company's June 30, 2017 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission provides additional information.

Financial Outlook for 2017

The Company also provided an update to its financial outlook for full year 2017, to include CEB:

($ in millions, except per share data) (1)

	2017 Projected Range
Revenue (GAAP):
Research	$2,421	—	$2,470
Consulting	319	—	334
Events	321	—	340
Talent Assessment & Other	$164	—	$176
Total Revenue (GAAP)	$3,225	—	$3,320
Deferred Revenue Fair Value Adjustment (Non-GAAP)	203	—	203
Total Adjusted Revenue (Non-GAAP)	$3,428	—	$3,523

Operating (loss) income (GAAP)	$(6)		$29

Diluted EPS (GAAP)	$(1.00)		$(0.71)

Adjusted EBITDA (Non-GAAP)	$685	—	$720

Adjusted EPS (Non-GAAP)	$3.32		$3.49

Operating Cash Flow (GAAP)	$315		$335
Acquisition and Integration Payments	115		125
Capital Expenditures	(95)		(105)
Free Cash Flow (Non-GAAP)	$335		$355
(1) See “Non-GAAP Financial Measures” below for definitions of our Non-GAAP metrics.

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Conference Call Information
Gartner has scheduled a conference call at 8:00 a.m. eastern time on Tuesday, August 8, 2017 to discuss the Company’s financial results for second quarter 2017. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4217 and the international dial-in number is 617-213-4869. The participant passcode is 93772956#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 30 days following the call on the Company's website. In addition, a transcript of the call will also be available on the Company's website shortly after the conclusion of the call.
About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading research and advisory company. The Company helps business leaders across all major functions in every industry and enterprise size with the objective insights they need to make the right decisions. Gartner's comprehensive suite of services delivers strategic advice and proven best practices to help clients succeed in their mission-critical priorities. Gartner is headquartered in Stamford, Connecticut, U.S.A., and has more than 13,000 associates serving clients in over 11,000 enterprises in approximately 100 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Certain financial measures used in this Press Release are not defined by generally accepted accounting principles ("GAAP") and as such are considered non-GAAP financial measures. We provide these measures to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Investors are cautioned that these Non-GAAP financial measures are not defined in the same manner by other companies and as a result may not be comparable to other similarly titled measures used by other companies. Also, these Non-GAAP financial measures should not be construed as alternatives to other measures determined in accordance with GAAP.
The Company's Non-GAAP financial measures are as follows:
Adjusted Revenue: Represents GAAP revenue plus non-cash fair value adjustments on pre-acquisition deferred revenues. The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying revenue contract. We believe Adjusted Revenue is an important measure of our recurring operations as it provides a more accurate period-over-period comparison of trends in revenues.
Adjusted EBITDA: Represents GAAP operating (loss) income excluding stock-based compensation expense; depreciation, amortization, and accretion on obligations related to excess facilities; amortization of pre-acquisition deferred revenues; acquisition and integration charges; and other non-recurring items. We believe Adjusted EBITDA is an important measure of our recurring operations as it excludes items not representative of our core operating results.

Adjusted Net Income: Represents GAAP net (loss) income adjusted for the impact of certain items directly related to acquisitions and other non-recurring items. These adjustments include the amortization of identifiable intangibles from acquisitions; incremental and directly-related acquisition and integration charges related to the achievement of certain performance targets and employment conditions, as well as legal, consulting, severance, and other costs; fair value adjustments on pre-acquisition deferred revenues; and other non-recurring items. We believe Adjusted Net Income is an important measure of our recurring operations as it excludes items not indicative of our core operating results.

Adjusted EPS: Represents Adjusted Net Income divided by the number of Non-GAAP diluted shares. We believe Adjusted EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

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Free Cash Flow: Represents GAAP cash provided by operating activities plus cash acquisition and integration payments less payments for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that may be available to be used to repay debt obligations, repurchase our stock, invest in future growth through new business development activities, or make acquisitions.
Tables provided in this Press Release provide reconciliations of these Non-GAAP financial measures with the most directly comparable GAAP measure.
Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different.

Such factors include, but are not limited to, the following: our ability to achieve and effectively manage growth, including our ability to integrate our recent CEB acquisition and other acquisitions, as well as consummate and integrate future acquisitions; our ability to pay our debt, which has increased substantially with the recent CEB acquisition; our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, both of which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov.

Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017 (a)	2016		2017 (a)	2016
Revenues:
Research (b)	$613,732	$456,690	34%	$1,125,038	$904,280	24%
Consulting (b)	91,693	86,548	6%	170,287	164,169	4%
Events	91,205	66,760	37%	126,474	98,815	28%
Talent Assessment & Other	47,101	—	100%	47,101	—	100%
Total revenues	843,731	609,998	38%	1,468,900	1,167,264	26%
Costs and expenses:
Cost of services and product development	352,004	231,422	52%	589,613	443,463	33%
Selling, general and administrative expense	408,226	272,009	50%	712,470	529,420	35%
Depreciation	18,057	9,025	100%	28,297	17,859	58%
Amortization of intangibles	65,500	6,210	>100%	71,790	12,393	>100%
Acquisition and integration charges	98,332	8,033	>100%	111,604	16,401	>100%
Total costs and expenses	942,119	526,699	79%	1,513,774	1,019,536	48%
Operating (loss) income	(98,388)	83,299	>100%	(44,874)	147,728	>100%
Interest expense, net	(43,956)	(7,356)	>100%	(49,862)	(13,362)	>100%
Other (expense) income, net	(407)	1,248	>100%	482	3,132	(85)%
(Loss) income before income taxes	(142,751)	77,191	>100%	(94,254)	137,498	>100%
(Benefit) provision for income taxes	(50,470)	25,565	>100%	(38,406)	40,884	>100%
Net (loss) income	$(92,281)	$51,626	>100%	$(55,848)	$96,614	>100%

Net (loss) income per share:
Basic	$(1.03)	$0.63	>100%	$(0.65)	$1.17	>100%
Diluted	$(1.03)	$0.62	>100%	$(0.65)	$1.15	>100%
Weighted average shares outstanding:
Basic	89,297	82,559	8%	86,066	82,505	4%
Diluted	89,297	83,711	7%	86,066	83,708	3%
(a) Includes the results of CEB beginning on April 5, 2017, the date of acquisition. The Company's Research segment includes the results of CEB's core subscription-based best practice and decision support research activities. Events includes the results of CEB's former Evanta business and destination event activities, while the Talent Assessment & Other segment, which is a new segment, includes the results of CEB's previously disclosed Talent Assessment business as well as certain CEB non-subscription based talent products and services.
(b) Effective June 30, 2017, the Company is reporting the results of its strategic advisory services ("SAS") business in the Research segment whereas previously the SAS business was reported with Consulting. The impact of the reclassification was not significant, however prior periods have been updated to conform to the current period presentation.

BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 6/30/17 (a), (b)
Research (c)	$613,732	$213,161	$400,571	65%
Consulting	91,693	60,260	31,433	34%
Events	91,205	41,470	49,735	55%
Talent Assessment & Other	47,101	29,804	17,297	37%
TOTAL	$843,731	$344,695	$499,036	59%

Three Months Ended 6/30/16 (b)
Research	$456,690	$138,069	$318,621	70%
Consulting	86,548	58,207	28,341	33%
Events	66,760	30,698	36,062	54%
Talent Assessment & Other	—	—	—	—%
TOTAL	$609,998	$226,974	$383,024	63%

Six Months Ended 06/30/17 (a), (b)
Research	$1,125,038	$373,354	$751,684	67%
Consulting	170,287	114,917	55,370	33%
Events	126,474	63,172	63,302	50%
Talent Assessment & Other	47,101	29,804	17,297	37%
TOTAL	$1,468,900	$581,247	$887,653	60%

Six Months Ended 06/30/16 (b)
Research	$904,280	$272,650	$631,630	70%
Consulting	164,169	111,274	52,895	32%
Events	98,815	49,770	49,045	50%
Talent Assessment & Other	—	—	—	—%
TOTAL	$1,167,264	$433,694	$733,570	63%
(a) Includes the results of CEB beginning on April 5, 2017, the date of acquisition. The Company's Research segment includes the results of CEB's core subscription-based best practice and decision support research activities. Events includes the results of CEB's former Evanta business and destination event activities, while the Talent Assessment & Other segment, which is a new segment, includes the results of CEB's previously disclosed Talent Assessment business as well as certain CEB non-subscription based talent products and services.
(b) Effective June 30, 2017, the Company is reporting the results of its strategic advisory services ("SAS") business in the Research segment whereas previously the SAS business was reported with Consulting. The impact of the reclassification was not significant, however prior periods have been updated to conform to the current period presentation.
(c) The Research gross contribution margin was 68% in second quarter 2017 when adjusted for the deferred revenue fair value adjustment resulting from the CEB acquisition.

SELECTED STATISTICAL DATA (unaudited)

	Traditional Gartner		CEB
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Research
Total contract value (a), (b)	$1,996	$1,754	$578	$574
Client retention	83%	83%	na	na
Wallet retention	105%	104%	94%	93%
Client enterprises	11,164	10,477	na	na

Consulting
Backlog (c), (d)	$91,000	$93,300	na	na
Quarterly utilization	65%	69%	na	na
Billable headcount	667	626	na	na
Average annualized revenue per billable headcount (c)	$378	$408	na	na

Events
Number of events for the quarter (e), (f)	25	25	1	—
Number of attendees for the quarter (e), (f)	18,064	15,451	475	—

(a) In millions.
(b) The $574.0 million of CEB contract value as of June 30, 2016 was calculated based on Gartner's 2017 foreign exchange rates.
(c) In thousands.
(d) The June 30, 2016 traditional Gartner $93.3 million backlog amount has been restated to reflect the reclassification of the SAS business.
(e) Excludes single day, local events.
(f) CEB did not hold any destination events during the quarter ended June 30, 2016.
na - not applicable or not available.

SUPPLEMENTAL INFORMATION

Reconciliation - GAAP Revenue to Adjusted Revenue (a) (Unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total Revenue (GAAP)	$843,731	$609,998	$1,468,900	$1,167,264
Deferred Revenue Fair Value Adjustment	91,542	—	91,685	—
Adjusted Revenue	$935,273	$609,998	$1,560,585	$1,167,264
(a) Adjusted Revenue represents GAAP revenue plus non-cash fair value adjustments on pre-acquisition deferred revenues. The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying revenue contract.
Reconciliation - Operating (Loss) Income to Adjusted EBITDA (Unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net (loss) income	$(92,281)	$51,626	$(55,848)	$96,614
Interest expense, net	43,956	7,356	49,862	13,362
Other expense (income), net	407	(1,248)	(482)	(3,132)
Tax (benefit) provision	(50,470)	25,565	(38,406)	40,884
Operating (loss) income	$(98,388)	$83,299	$(44,874)	$147,728
Adjustments:
Stock-based compensation expense (a)	16,557	11,112	39,133	26,607
Depreciation, accretion, and amortization (b)	83,585	15,258	100,138	30,296
Amortization of pre-acquisition deferred revenues (c)	91,542	—	91,685	—
Acquisition & integration charges and other nonrecurring items (d)	91,712	8,033	104,984	16,401
Adjusted EBITDA	$185,008	$117,702	$291,066	$221,032
(a) Consists of charges for stock-based compensation awards.
(b) Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(c) Consists of the amortization of non-cash fair value adjustments on pre-acquisition deferred revenues. The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying customer contract.
(d) Consists of incremental and directly-related charges related to acquisitions and other non-recurring items.

Reconciliation - GAAP Net (Loss) Income to Adjusted Net Income and Adjusted EPS (Unaudited; in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net (loss) income	$(92,281)	$51,626	$(55,848)	$96,614
Acquisition and other adjustments:
Amortization of acquired intangibles (a)	65,406	6,116	71,602	12,205
Amortization of pre-acquisition deferred revenues (b)	91,542	—	91,685	—
Acquisition & integration charges and other nonrecurring items (c), (d)	100,721	8,033	113,994	16,401
Tax impact of adjustments (e)	(85,951)	(2,746)	(91,358)	(6,460)
Adjusted net income	$79,437	$63,029	$130,075	$118,760

GAAP basic shares	89,297	82,559	86,066	82,505
Potentially dilutive shares (f)	1,313	1,152	1,322	1,203
Non-GAAP diluted shares (f)	90,610	83,711	87,388	83,708
Adjusted EPS	$0.88	$0.75	$1.49	$1.42

(a) Consists of non-cash amortization charges from acquired intangibles.
(d) Consists of the amortization of non-cash fair value adjustments on pre-acquisition deferred revenues. The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying revenue contract.
(c) Consists of incremental and directly-related charges related to acquisitions and other non-recurring items.
(d) Includes the amortization and write-off of deferred financing fees for both the three and six months ended June 30, 2017 which is recorded in Interest Expense, net in the Consolidated Statement of Operations and in the Adjusted EBITDA table presented above.
(e) The effective tax rate was 33% for both the three and six months ended June 30, 2017, and 19% and 23% for the three and six months ended June 30, 2016, respectively.
(f) Non-GAAP diluted shares includes basic share calculated in accordance with GAAP and potentially dilutive shares related to the Company's stock-based compensation awards.

Reconciliation - Cash Provided by Operating Activities to Free Cash Flow (a) (Unaudited; in thousands):

	Six Months Ended June 30,
	2017	2016
Cash provided by operating activities	$82,718	$161,783
Adjustments:
Cash acquisition and integration payments	65,100	11,871
Cash paid for capital expenditures	(41,627)	(25,337)
Free Cash Flow	$106,191	$148,317
(a) Free cash flow is defined as cash provided by operating activities determined in accordance with GAAP plus cash acquisition and integration payments less additions for capital expenditures.
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